Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

June 6, 2007

among

DISCOVER FINANCIAL SERVICES,

DISCOVER BANK,

The Subsidiary Borrowers From Time to Time Party Hereto,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

$2,500,000,000

J.P. MORGAN SECURITIES INC.

and

BANC OF AMERICA SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.

as Syndication Agent

CITIBANK, N.A., ROYAL BANK OF CANADA and

THE ROYAL BANK OF SCOTLAND PLC

as Documentation Agents

(ii)

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.06	—	Disclosed Matters
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.02(e)	—	Real Estate Liens
Schedule 6.07	—	Restrictive Agreements

EXHIBITS:

Exhibit A	—	MCR Cost
Exhibit B	—	Form of Assignment and Assumption
Exhibit C	—	Form of Subsidiary Borrower Designation
Exhibit D	—	Form of Subsidiary Borrower Termination Notice
Exhibit E-1	—	Form of Opinion of Borrowers’ Internal Counsel
Exhibit E-2	—	Form of Opinion of Borrowers’ Special Counsel
Exhibit F	—	Form of Opinion of Special New York Counsel to JPMorgan Chase Bank, N.A.

(iii)

CREDIT AGREEMENT dated as of June 6, 2007 among DISCOVER FINANCIAL SERVICES, DISCOVER BANK, the SUBSIDIARY BORROWERS party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Companies (as hereinafter defined) have requested that the Lenders (as so defined) make extensions of credit (by means of loans) to them and certain of their respective subsidiaries in an original aggregate principal amount not exceeding $2,500,000,000 at any one time outstanding in U.S. dollars and other agreed currencies. The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Additional Commitment Lender” means any Person that agrees to provide a Commitment or (in the case of an existing Lender) agrees to increase the amount of its Commitment, in each case pursuant to Section 2.08(c) or 2.19, with the consent of the Administrative Agent (such consent not to be unreasonably withheld).

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to Discover Bank and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Currency” has the meaning set forth in Section 2.13.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Foreign Currency” means, at any time, any of Euros, Pounds Sterling and, with the agreement of each Lender, any other Foreign Currency, so long as, in respect of any such specified Currency or other Foreign Currency, at such time (a) such Currency is dealt with in the London interbank deposit market, (b) such Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such

Currency by any Lender for making any Loan hereunder and/or to permit the relevant Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless in each case such authorization has been obtained and is in full force and effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day plus 0.50%. Each change in any interest rate provided for herein based upon the Alternate Base Rate resulting from a change in the Alternate Base Rate shall take effect at the time of such change in the Alternate Base Rate.

“Applicable Additional Margin” means, for each Commitment Utilization Day (if any) during the relevant period for which interest on any Revolving Loans or any Swingline Loans is being calculated, the applicable rate per annum specified under the caption “Applicable Additional Margin” in the table contained in the definition of “Applicable Rate” in this Section or otherwise determined in accordance with such definition.

“Applicable Margin” means, for any day, with respect to any Eurocurrency Loan or Federal Funds Rate Loan (including any Swingline Loan) or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum specified under the caption “Commitment Fee Rate” or “Spread for Eurocurrency Loans and Federal Funds Rate Loans”, as the case may be, in the table contained in the definition of “Applicable Rate” in this Section or otherwise determined in accordance with such definition.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan or Federal Funds Rate Loan (including any Swingline Loan), with respect to the commitment fees payable hereunder or with respect to the Applicable Additional Margin, as the case may be, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, “Spread for Eurocurrency Loans and Federal Funds Rate Loans” or “Applicable Additional Margin”, as the case may be, based upon the ratings by S&P, Moody’s and Fitch, respectively, applicable on such date to the Index Debt:

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Index Debt Ratings:	Commitment Fee Rate	Spread for Eurocurrency Loans and Federal Funds Rate Loans	Applicable Additional Margin
Category 1 A-/A3/A- or higher	0.07%	0.25%	0.05%

Category 2 BBB+/Baa1/BBB+	0.08%	0.35%	0.05%

Category 3 BBB/Baa2/BBB	0.10%	0.45%	0.05%

Category 4 BBB-/Baa3/BBB-	0.125%	0.60%	0.05%

Category 5 BB+/Ba1/BB+	0.15%	0.80%	0.10%

Category 6 less than BB+/Ba1/BB+	0.175%	1.10%	0.10%

For purposes of the foregoing, (i) if any of S&P, Moody’s or Fitch shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by S&P, Moody’s and Fitch for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the lower of the highest two ratings unless one of the three ratings is two or more Categories lower than one or both of the other ratings, in which case the Applicable Rate shall be determined by reference to the Category one level above the lowest of the three ratings; and (iii) if the ratings established or deemed to have been established by S&P, Moody’s and Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Companies to the Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P, Moody’s or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Companies and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

As used herein, “Index Debt” means (a) for purposes of determining the Applicable Margin for and Applicable Additional Margin on Revolving Loans or Swingline Loans made to any DFS Borrower, the senior, unsecured, long-term indebtedness for borrowed money of DFS that is not guaranteed by any other Person or subject to any other credit enhancement and (b) for purposes of

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determining (i) the Applicable Margin for and Applicable Additional Margin on Revolving Loans or Swingline Loans made to Discover Bank or any Subsidiary of Discover Bank that is a Subsidiary Borrower or (ii) the commitment fees payable hereunder, the senior, unsecured, long-term indebtedness for borrowed money of Discover Bank that is not guaranteed by any other Person or subject to any other credit enhancement.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Bank of America” means Bank of America, N.A.

“Bank Regulatory Authority” means the Board, the Comptroller of the Currency, the Federal Deposit Insurance Corporation and any other relevant foreign or domestic bank regulatory authority (including, without limitation, relevant state bank regulatory authorities) having jurisdiction over DFS or any of its Subsidiaries.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means DFS, Discover Bank or any Subsidiary Borrower, as applicable.

“Borrowing” means (a) all Federal Funds Rate Loans (other than any Swingline Loan) made, converted or continued on the same date, (b) all Eurocurrency Revolving Loans or Competitive Loans of the same Class, Type and Currency that have the same Interest Period (or any single Competitive Loan that does not have the same Interest Period as any other Competitive Loan of the same Type) or (c) a Swingline Loan.

“Borrowing Request” means a request by any Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or, with respect to the obligations of any Foreign Subsidiary Borrower, such other city, if any, as reasonably determined by the Administrative Agent, as applicable, are authorized or required by law to remain closed, (b) if such day relates to a borrowing of,

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a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing in Dollars (or any notice with respect thereto), that is also a day on which dealings in deposits in Dollars are carried out in the London interbank market, (c) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Eurocurrency Borrowing in any Foreign Currency (other than Euros) (or any notice with respect thereto), that is also a day on which commercial banks and the foreign exchange market settle payments in the Principal Financial Center for such Foreign Currency and/or (d) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Eurocurrency Borrowing in Euros (or any notice with respect thereto), that is also a TARGET Day.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by DFS or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of more than 30% of the aggregate Voting Securities of DFS; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of DFS by Persons who were neither (i) nominated by the board of directors of DFS nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of DFS by any Person or group, provided that no Change in Control shall occur if such Person or group obtains such Control through the possession of control over Voting Securities of DFS that constitute less than 30% of the aggregate Voting Securities of DFS.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

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“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Competitive Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $2,500,000,000.

“Commitment Increase” has the meaning set forth in Section 2.08(c).

“Commitment Increase Date” has the meaning set forth in Section 2.08(c).

“Commitment Termination Date” means (a) May 6, 2012 (or if such date is not a Business Day, the immediately preceding Business Day) or (b) with respect to any Lender the Commitment of which has been extended pursuant to Section 2.19, the date to which such Lender’s Commitment has been so extended.

“Commitment Utilization Day” means (a) so long as any Commitments hereunder are in effect, each day that the sum of the total Revolving Credit Exposures exceeds 50% of the total Commitments and (b) following the termination of the Commitments hereunder, each day on which any Revolving Loans or Swingline Loans are outstanding hereunder.

“Companies” means each of DFS and Discover Bank.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by Discover Bank for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Consolidated Net Income” means, in respect of any period, the aggregate net operating income of DFS and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Enhancement Agreements” means each Credit Enhancement Agreement between Discover Receivables Financing Corporation, Discover Bank and U.S. Bank National Association, among others, relating to securities issued by the Discover Card Master Trust I and each cash collateral agreement pursuant to which Goldfish Credit Enhancing Inc. or another Securitization Entity provides a cash collateral deposit to enhance any Permitted Securitization (and, with respect to agreements entered into after the date hereof, reasonably necessary to establish the investment grade ratings on any securities issued in any Permitted Securitization (or to permit the sale of subordinated classes of securities necessary to establish such ratings for senior classes of securities)).

“Cumulative Equity Proceeds” means, as of any date of determination, the aggregate amount of all cash received on or prior to such date of determination by DFS and its Subsidiaries in respect of any Equity Issuance effected after May 31, 2007 net of expenses incurred by DFS and its Subsidiaries in connection therewith.

“Cumulative Net Income” means, as of any date of determination, the aggregate Consolidated Net Income for each fiscal quarter of DFS (a) commencing with the fiscal quarter ending after May 31, 2007 and (b) ending with the fiscal quarter most recently ended on or prior to such date of determination; provided that Cumulative Net Income shall be determined exclusive of any fiscal quarter for which Consolidated Net Income is less than zero.

“Currency” means the lawful currency of any country.

“DCMT Pooling and Servicing Agreement” means that certain Amended and Restated Pooling and Servicing Agreement dated as of November 3, 2004 by and between Discover Bank, as master servicer, servicer and seller and U.S. Bank National Association, as trustee, as the same may be amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delinquency Ratio” means, as of the last day of any calendar month, the arithmetic average (expressed as a percentage) of the respective ratios for such calendar month and for each of the preceding two calendar months of (a) all Past-Due Receivables as of the last day of such calendar month to (b) the aggregate amount of all Managed Loans as of the last day of such calendar month.

“DFS” means Discover Financial Services, a Delaware corporation.

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“DFS Borrower” means DFS or any Subsidiary of DFS (other than Discover Bank or any Subsidiary of Discover Bank) which is a Subsidiary Borrower.

“DFS Guaranteed Obligations” has the meaning set forth in Section 10.01(a).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discover Bank” means Discover Bank, a Delaware banking corporation.

“Discover Bank Guaranteed Obligations” has the meaning set forth in Section 10.01(b).

“Dollar Equivalent” means, with respect to any Borrowing in any Agreed Foreign Currency, the amount of Dollars that would be required to purchase the amount of such Agreed Foreign Currency of such Borrowing on the date two Business Days prior to the date of such Borrowing (or, in the case of any determination made under Section 2.10(b) or redenomination under the last sentence of Section 2.17(a)(iii), on the date of determination or redenomination therein referred to), based upon the spot selling rate at which the Administrative Agent offers to sell such Agreed Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of DFS (other than Discover Bank) that is organized under the laws of any State of the United States of America (including the District of Columbia).

“Domestic Subsidiary Borrower” means any Subsidiary Borrower that is a Domestic Subsidiary.

“Double Leverage Ratio” means, on any date, the ratio (expressed as a percentage) of (a) the sum of (i) Intangibles of DFS (on a stand-alone basis) on such date plus (ii) the aggregate investment of DFS on such date in the capital stock of its Subsidiaries as reported pursuant to Section 5.01 hereof (including DFS’s interest in undistributed earnings of its Subsidiaries), to (b) Net Worth on such date.

“Effective Date” means the date (which shall be a Business Day not later than July 31, 2007) on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

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“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means (a) any issuance or sale by DFS or any of its Subsidiaries of any of its Equity Interests (other than any Equity Interests of DFS that are issued to directors, officers or employees of DFS or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business) or (b) the receipt by DFS or any of its Subsidiaries from any Person not a shareholder of DFS of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution); provided that Equity Issuance shall not include (i) any such issuance or sale by any Subsidiary of DFS to DFS or any Wholly Owned Subsidiary of DFS or (ii) any capital contribution by DFS or any Wholly Owned Subsidiary of DFS to any Subsidiary of DFS.

“Equity Repurchase” means any payment, after May 31, 2007, on account of the purchase, redemption retirement, acquisition, cancellation or termination of any Equity Interest of DFS or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with DFS, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by DFS or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by DFS or any ERISA Affiliate of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by DFS or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the

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receipt by DFS or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EURIBO Rate” means with respect to any Eurocurrency Loan in Euros for any Interest Period, the rate per annum equal to the Banking Federation of the European Union EURIBO Rate (“BFEU EURIBOR”), as published on the Reuters “EURIBOR01” screen displaying EURIBO Rates (or other commercially available source providing quotations of BFEU EURIBOR designated by the Administrative Agent from time to time) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Euros for a period equal to such Interest Period; provided that if the applicable screen shall no longer exist, “EURIBO Rate” shall mean an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which deposits in Euros approximately equal in principal amount to such Borrowing, and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the European interbank market at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, further, that “EURIBO Rate” for any Interest Period shall be adjusted, if applicable, as reasonably determined by the Administrative Agent in accordance with Exhibit A to reflect the MCR Cost.

“Euro” means the single currency of Participating Member States of the European Union.

“Euro Reference Rate” means, with respect to any Eurocurrency Loan in Euros, for any day, the rate per annum which is the average of the rates quoted at approximately 10:00 a.m., London time, to leading banks in the European interbank market by the Reference Lenders for the offering of overnight deposits in Euros, as determined by the Administrative Agent.

“Euro Reference Rate Loan” means any Loan bearing interest at the Euro Reference Rate.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to (a) in the case of a Revolving Loan, the LIBO Rate, the EURIBO Rate or the Euro Reference Rate, as applicable and (b) in the case of a Competitive Loan, the LIBO Rate for Dollars.

“Eurodollar”, when used in reference to any Competitive Loan or Competitive Borrowing, refers to whether such Competitive Loan, or the Competitive Loans comprising such Borrowing, bear interest at a rate determined by reference to the LIBO Rate for Dollars.

“Event of Default” has the meaning assigned to such term in Article VII.

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“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of either Company or any Subsidiary Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which either Company or any Subsidiary Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Discover Bank under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender by or on behalf of either Company or a Domestic Subsidiary Borrower at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e) or (g), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from either Company or any Domestic Subsidiary Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing Commitment Termination Date” has the meaning set forth in Section 2.19(a).

“Extension Effective Date” has the meaning set forth in Section 2.19(a).

“Extension Request” has the meaning set forth in Section 2.19(a).

“FDIA” means the Federal Deposit Insurance Act, as amended from time to time.

“Federal Funds Rate” shall mean (a) for the first day of a Federal Funds Rate Loan, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Administrative Agent, at approximately the time the applicable Borrower requests such Loan, for Dollar deposits in immediately available funds in an amount comparable to the principal amount of such Federal Funds Rate Loan, and (b) for each day of such Federal Funds Rate Loan thereafter, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Administrative Agent, at approximately 1:00 p.m. New York City time, on such day for Dollar deposits in immediately available funds in an amount comparable to the principal amount of such Federal Funds Rate Loan. In the case of both clauses (a) and (b) above, the Federal Funds Rate shall be determined by the Administrative Agent and rounded upwards, if necessary, to the nearest 1/100 of 1%.

“Federal Funds Rate Loans” shall mean Loans that bear interest at rates based upon the Federal Funds Rate.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the applicable Company.

“Fitch” means Fitch IBCA, Inc.

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“Fixed Rate” means, with respect to any Competitive Loan (other than a Competitive Eurocurrency Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid. When used in reference to any Loan or Borrowing, “Fixed Rate” refers to whether such Loan, or the Loans constituting such Borrowing, are Competitive Loans bearing interest at a Fixed Rate.

“Foreign Currency” means any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the spot selling rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than laws of the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means any Subsidiary Borrower that is a Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation, or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Credit Agreement

“Guaranteed Obligations” means the DFS Guaranteed Obligations or the Discover Bank Guaranteed Obligations, as the context shall require.

“Guarantor” has the meaning set forth in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (i) the book value of the property subject to such Lien and (ii) the principal amount of such indebtedness), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) the liquidation value of all preferred Equity Interests of such Person that are mandatorily redeemable on or prior to the date that is six months after the Commitment Termination Date (or, if at such time, there shall exist different Commitment Termination Dates for the Lenders hereunder, the latest applicable Commitment Termination Date). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity to the extent such Indebtedness is required to be reflected on the balance sheet of such Person in accordance with GAAP, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Index Debt” has the meaning set forth in the definition of “Applicable Rate”.

“Information Memorandum” means the Confidential Information Memorandum dated May 2007 relating to the Borrowers and the Transactions.

“Intangibles” means, as at any date and with respect to any Person, the amount of all assets of such Person that would be classified as intangible assets in accordance with GAAP, including, in any event, goodwill.

Credit Agreement

“Interest Election Request” means a request by any Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any Federal Funds Rate Loan (other than a Swingline Loan), the last day of each calendar month, (b) with respect to any Eurocurrency Loan (other than any Euro Reference Rate Loan), the last day of the Interest Period for the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Euro Reference Rate Loan, the last day of each calendar month, (d) with respect to any Fixed Rate Loan, the last day of the Interest Period for the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing and (e) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means:

(a) with respect to any Revolving Eurocurrency Loan or Borrowing (other than any Euro Reference Rate Loan or Borrowing), the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as specified in the applicable Borrowing Request or Interest Election Request;

(b) with respect to any Competitive Eurodollar Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each applicable Lender, nine or twelve months) thereafter; and

(c) with respect to any Fixed Rate Loan or Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Loan or Borrowing and ending on the date specified in the applicable Competitive Bid Request;

provided that (i) any Interest Period pertaining to any Revolving Eurocurrency Loan or Borrowing (other than any Euro Reference Rate Loan or Borrowing) or Competitive Eurodollar Loan or Borrowing may have a duration of less than one month if the last day of such Interest Period is an applicable Commitment Termination Date, (ii) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (iii) any Interest Period pertaining to a Eurocurrency Borrowing (other than an Interest

Credit Agreement

Period pertaining to a Eurocurrency Borrowing that ends on an applicable Commitment Termination Date pursuant to the preceding clause (i)) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, in the case of a Revolving Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Revolving Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be such a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing in any Currency other than in Euros for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, in the case of any Eurocurrency Borrowing in Pounds Sterling, on the first day of such Interest Period), as the rate for deposits in such Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which deposits in the relevant Currency approximately equal in principal amount to such Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, in the case of any Eurocurrency Borrowing in Pounds Sterling, on the first day of such Interest Period). The “LIBO Rate” for any Interest Period shall be adjusted, if applicable, as reasonably determined by the Administrative Agent in accordance with Exhibit A to reflect the MCR Cost.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Credit Agreement

“Loan Documents” means, collectively, this Agreement, any promissory notes delivered pursuant to Section 2.09(e), each Subsidiary Borrower Designation and (without duplication) the Subsidiary Borrower Loan Documents.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means, with respect to any Loan denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made. For the avoidance of doubt, for Loans in Euros, the Principal Financial Center for the purposes of determining Local Time shall be Brussels, Belgium.

“Managed Loans” means, with respect to any Person on any date, the sum for such Person and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of (a) all on-balance sheet credit card loans, other loans and other finance receivables plus (b) all on-balance sheet credit card loans, other loans and other finance receivables held for securitization plus (c) all securitized credit card loans, other loans and other finance receivables.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of either Company and its respective Subsidiaries, taken as a whole, (b) the ability of any Borrower to perform any of its obligations hereunder or any under any other Loan Document to which it is a party or (c) the validity or enforceability of this Agreement or the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Companies and their respective Subsidiaries in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of either Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary of DFS that provides 5% or more of the consolidated net income of, or holds 5% or more of the consolidated assets of, DFS and its Subsidiaries on a consolidated basis in accordance with GAAP.

Credit Agreement

Notwithstanding the foregoing, if as of the end of any quarterly or annual fiscal period of DFS, DFS and the Material Subsidiaries together represent less than 90% of consolidated net income of, or hold less than 90% of the consolidated assets of, DFS and its Subsidiaries on a consolidated basis in accordance with GAAP, DFS shall designate additional Subsidiaries as Material Subsidiaries such that, after giving effect to all such designations, DFS and the Material Subsidiaries together represent at least 90% of consolidated net income and at least 90% of consolidated assets of DFS and its Subsidiaries on a consolidated basis in accordance with GAAP.

“MCR Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Exhibit A.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means, on any date, the consolidated stockholders’ equity of DFS and its consolidated Subsidiaries determined as of such date on a consolidated basis without duplication in accordance with GAAP; provided that the amount of any (i) preferred Equity Interest in any Subsidiary of DFS and (ii) preferred Equity Interest in DFS that is mandatorily redeemable on or prior to the date that is six months after the Commitment Termination Date (or, if at such time, there shall exist different Commitment Termination Dates for the Lenders hereunder, the latest applicable Commitment Termination Date), shall be excluded from “Net Worth”.

“Non-Extending Lender” has the meaning set forth in Section 2.19(a).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents.

“Participant” has the meaning set forth in Section 9.04.

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Past-Due Receivables” means, for any Person on any date, the sum for such Person and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of (a) all Managed Loans the minimum payments on which are at least 90 days overdue on such date plus (b) all other assets which have been, in accordance with such Person’s or the relevant Subsidiary’s credit policies with respect to such assets, classified as non-performing assets.

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“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of DFS or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with securitization transactions involving receivables or other consumer loans, and any collections or proceeds of any of the foregoing.

“Permitted Securitization” means, without limitation as to amount, any of the following transactions, including without limitation any amendments, restatements, amendments and restatements, supplements to, terms documents for, or other modifications of the documentation relating to any of the following transactions as shall be adopted from time to time in accordance with the terms of the documents establishing such transactions:

(a) any issuance of credit card pass-through certificates by the Discover Card Master Trust I pursuant to the DCMT Pooling and Servicing Agreement and a series supplement thereto, or by another master trust or similar securitization vehicle

Credit Agreement

established by Discover Bank, Bank of Newcastle or any of their Affiliates from time to time (each such trust, a “Permitted Receivables Master Trust”), including without limitation (i) any issuance of credit card pass-through certificates to third party investors or Affiliates of DFS, either directly or indirectly through a note issuance trust or other repackaging trust, (ii) any entry into a certificate purchase agreement or similar agreement with or relating to a bank-sponsored commercial paper conduit, or (iii) any other securitization transaction reasonably consistent with Discover Bank’s customary practice or the customary practice within the credit card industry (for the avoidance of doubt, any such issuance may bear a fixed or floating rate (including a rate tied to the program costs for a bank-sponsored commercial paper conduit) or be issued at a discount to par, be denominated in Dollars or foreign currency, be issued publicly or privately, and shall have such maturities, credit enhancement, liquidity support, related derivative agreements and other terms as the seller, depositor, other applicable transferor or the issuer thereof shall determine from time to time, in each case so long as such terms are commercially reasonable and negotiated on an arm’s length basis);

(b) any issuance of notes by the Discover Card Execution Note Trust pursuant to an indenture and indenture supplement in substantially the forms set forth as Exhibits 4.6 and 4.7 to the Registration Statement on Form S-3 filed by Discover Bank and Discover Card Master Trust I on March 30, 2007, Registration Nos. 333-141703 and 333-141703-01 (the “Registration Statement”),with such modifications thereto as shall be approved by Discover Bank prior to the effectiveness thereof, or pursuant to any other indenture supplement to such indenture, or any issuance of notes by another note issuance trust, repackaging trust (whether onshore or offshore) or similar securitization vehicle established by Discover Bank, Bank of Newcastle or any of their Affiliates from time to time (each such trust, a “Permitted Receivables Note Issuance Trust”), including without limitation (i) any issuance of notes the collateral for which shall consist primarily of credit card pass-through certificates, credit card receivables, interchange, cash collateral accounts, deposit accounts, spread or reserve accounts, credit enhancement agreements, letters of credit, insurance policies, liquidity agreements, derivative agreements, other Permitted Receivables Related Assets and/or the proceeds thereof (including investments of such proceeds pending distribution thereof); (ii) any issuance of notes to or other borrowing in connection with any bank-sponsored commercial paper program; or (iii) any other securitization transaction reasonably consistent with the Registration Statement, Discover Bank’s customary practice or the customary practice within the credit card industry (for the avoidance of doubt, any such issuance may bear a fixed or floating rate (including a rate tied to the program costs for a bank-sponsored commercial paper conduit) or be issued at a discount to par, be denominated in Dollars or foreign currency, be issued publicly or privately and shall have such maturities, credit enhancement, liquidity support, related derivative agreements and other terms as the seller, depositor, other transferor or issuer thereof shall determine from time to time, in each case so long as such terms are commercially reasonable and negotiated on an arm’s length basis);

(c) any issuance of (x) notes by Goldfish Credit Servicing Inc., Cumbernauld Funding No.2 plc, Cumbernauld Funding No.3 plc or any similar Securitization Entity and/or (y) limited recourse loan notes by Cumbernauld Balance Growth Issuer Limited or any similar Securitization Entity, in each case established in connection with the securitization of credit card

Credit Agreement

receivables originated in the United Kingdom including without limitation (i) any issuance of notes the collateral for which shall consist primarily of credit card pass-through certificates, credit card receivables, interchange, cash collateral accounts, deposit accounts, spread or reserve accounts, credit enhancement agreements (including any Credit Enhancement Agreement), letters of credit, insurance policies, liquidity agreements, derivative agreements, other Permitted Receivables Related Assets and/or the proceeds thereof (including investments of such proceeds pending distribution thereof); (ii) any issuance of notes to or other borrowing in connection with any bank-sponsored commercial paper program; or (iii) any other securitization transaction reasonably consistent with MS Bank International’s customary practice or the customary practice within the United Kingdom credit card industry (for the avoidance of doubt, any such issuance may bear a fixed or floating rate (including a rate tied to the program costs for a bank-sponsored commercial paper conduit) or be issued at a discount to par, be denominated in Dollars, Pounds Sterling or other currency, be issued publicly or privately and shall have such maturities, credit enhancement, liquidity support, related derivative agreements and other terms as the seller, depositor, other transferor or issuer thereof shall determine from time to time, in each case so long as such terms are commercially reasonable and negotiated on an arm’s length basis);

(d) any issuance of any other securities backed by consumer loans originated by DFS or its Affiliates, including without limitation mortgage-backed securities through a REMIC structure or otherwise, notes or pass-through certificates backed by student loans or personal loans, or other borrowings in connection with any bank-sponsored commercial paper program, in each case the collateral for which (or assets supporting equity interests, in the case of pass-through certificates) shall consist primarily of such consumer loans, cash collateral accounts, deposit accounts, spread or reserve accounts, credit enhancement agreements, letters of credit, insurance policies, liquidity agreements, derivative agreements, other Permitted Receivables Related Assets and/or the proceeds thereof (for the avoidance of doubt, any such issuance may bear a fixed or floating rate (including a rate tied to the program costs for a bank-sponsored commercial paper conduit) or be issued at a discount to par, be denominated in Dollars or foreign currency, be issued publicly or privately and shall have such maturities, credit enhancement, liquidity support, related derivative agreements and other terms as the seller, depositor, other transferor or the issuer thereof shall determine from time to time, in each case so long as such terms are commercially reasonable and negotiated on an arm’s length basis);

(e) any issuance of notes to or other borrowings in connection with any bank-sponsored commercial paper program in connection with the financing of the loan receivables under any Credit Enhancement Agreement by DRFC Funding LLC, Discover Receivables Financing Corporation or another Securitization Entity (for the avoidance of doubt, any such issuance may bear a fixed or floating rate (including a rate tied to the program costs for a bank-sponsored commercial paper conduit) or be issued at a discount to par, and shall have such maturities, credit enhancement, liquidity support, related derivative agreements and other terms as the seller, depositor, other transferor or issuer thereof shall determine from time to time, in each case so long as such terms are commercially reasonable and negotiated on an arm’s length basis);

Credit Agreement

(f) any sale, contribution, transfer, pledge, grant of a security interest in, grant of a floating charge over, grant of fixed security whether by way of a charge or assignment, or such other arrangement having the effect of ring-fencing of credit card receivables, other consumer receivables (including any mortgages, student loans, personal loans or security interests relating thereto), loan receivables under the Credit Enhancement Agreements, interchange and the proceeds thereof, together with any other Permitted Receivables Related Assets, to any Permitted Receivables Master Trust, any Permitted Receivables Note Issuance Trust or any other Securitization Entity or otherwise in furtherance of any of the transactions described in clauses (a) through (e) above, so long as the seller, depositor or transferor thereof receives reasonably equivalent value therefor (including without limitation by receiving a retained seller’s interest or other residual or equity interest in any such trust, Securitization Entity or other vehicle, rights to deferred purchase price payments, or the proceeds net of expenses (including the expenses of funding any required reserve accounts) of any securities sold by any such trust or other vehicle; and

(g) any provision of credit enhancement (including through subordination of transferor interests or other interests of DFS or its Affiliates) to, funding of cash collateral or other spread or reserve accounts for, establishment of overcollateralization or overcollateralization reserves for or agreements to maintain minimum levels of assets in connection with, acquisition of letters of credit or insurance policies for, or entry into and performance of credit enhancement agreements, derivative agreements, liquidity agreement, collateral account control agreements, trust agreements, pooling and servicing agreements, transfer agreements, note purchase agreements, indentures or other agreements in connection with any of the foregoing or such other agreements, contracts and arrangements as shall be reasonably necessary or commercially reasonable in connection with any of the foregoing transactions (for the avoidance of doubt, any loans made under any Credit Enhancement Agreement following a Supplemental Credit Enhancement Event, as defined in any series supplement to the DCMT Pooling and Servicing Agreement, shall be permitted hereunder);

provided, however, that DFS and any Subsidiary of DFS (other than a Receivables Seller or a Securitization Entity that is the issuing entity with respect to the credit card pass-through certificates, notes, mortgage-backed securities or other similar obligations issued in such Permitted Securitization) shall not guarantee the principal or interest of the obligations arising under any such transaction or assume any other responsibility with respect thereto except pursuant to Standard Securitization Undertakings.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which DFS or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Credit Agreement

“Pounds Sterling” means the lawful currency of England.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Receivables Sellers” means Discover Bank, Discover Receivables Financing Corporation, DRFC Funding LLC, MS Bank International, Goldfish Credit Serving Inc., Bank of Newcastle, and any other Subsidiary of DFS which originates or acquires credit card receivables or other consumer loans in the ordinary course of its business.

“Reference Lenders” means three Lenders designated as such from time to time by the Administrative Agent in consultation with Discover Bank. The initial Reference Lenders are JPMCB, Bank of America and Citibank, N.A.

“Register” has the meaning set forth in Section 9.04.

“Regulated Subsidiary” means any insured depositary institution (as defined in 12 U.S.C. §1813(c) (or any successor provision), as amended, re-enacted or redesignated from time to time), that is controlled (within the meaning of 12 U.S.C. §1841 (or any successor provision), as amended, re-enacted or redesignated from time to time) by DFS.

“Regulatory Capital” means Tier 1 Capital or Tier 2 Capital.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Jurisdiction” means, with respect to any Subsidiary Borrower, the jurisdiction of its organization.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

Credit Agreement

“Revolving”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are made pursuant to Section 2.01.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its Swingline Exposure at such time.

“Securitization Entity” means each of Discover Receivables Financing Corporation, DRFC Funding LLC, Discover Card Master Trust I, Discover Card Execution Note Trust (which entity need not be formed as of the date hereof), Goldfish Credit Servicing Inc., Cumbernauld Balance Growth Issuer Limited, Cumbernauld Receivables Dedicated Trustee Limited, Goldfish Credit Enhancing Inc., Cumbernauld Funding No.2 plc, Cumbernauld Funding No.3 plc, any bank acquired by DFS from time to time, any other entity that is substantially similar in its organizational documents and/or organizational purposes to any of the foregoing, and any other entity (whether or not a Subsidiary of DFS) that (i) satisfies the definition of qualifying special purpose entity under Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, or (ii) has organizational documents that comply with the then existing market standard requirements for entities engaged in securitization transactions including, without limitation, transactions that involve acquiring or transferring credit card pass-through certificates or other certificates or notes backed by credit card receivables or other consumer loans; acquiring or transferring credit card receivables or other consumer loans; acquiring or transferring ancillary rights including rights to interchange and rights under credit enhancement agreements, liquidity agreements, derivative agreements and/or the proceeds thereof, including Permitted Receivables Related Assets and other assets associated with or related to Permitted Securitizations; investing any cash deposits or the proceeds of any of the foregoing; issuing securities supported by such assets; making loans to, deposits for, investments in or otherwise providing credit enhancement for Permitted Receivables Master Trusts, Permitted Receivables Note Issuance Trusts or otherwise in connection with Permitted Securitizations; purchasing or selling interests in loan receivables, including without limitation purchasing or selling interests in the loan receivables arising or that may in the future arise under the Credit Enhancement Agreements, and/or issuing notes supported by or otherwise borrowing against such loan receivables; and engaging in other activities in connection with or related to such corporate purposes or otherwise in connection with or related to the financing of receivables of the Receivables Sellers or the financing of the loan receivables relating to the Credit Enhancement Accounts.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement to be entered into on or prior to the Effective Date between Morgan Stanley and DFS.

“Significant Subsidiary” means (i) Discover Bank, Goldfish Credit Servicing Inc. and any other Subsidiary that as of May 31, 2007 is a “significant subsidiary” of DFS within the meaning of Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended, (ii) any Subsidiary succeeding to any substantial part of the business now conducted by any Significant Subsidiary referred to in clause (i) above, and (iii) any Subsidiary that owns, directly or indirectly, the voting securities (other than directors’ qualifying shares) of any Significant Subsidiary referred to in clause (i) or (ii) above.

Credit Agreement

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Spin-Off Transaction” means the distribution by Morgan Stanley, in accordance with the Separation and Distribution Agreement, of all of the issued and outstanding common stock of DFS to the record holders of Morgan Stanley’s common stock as of the record date thereof, together with all transactions incident to such distribution, all as contemplated in the Information Statement of DFS constituting an Exhibit to the Form 10 filed with the Securities and Exchange Commission with respect thereto.

“Spin-Off Transaction Documents” means the Separation and Distribution Agreement, the U.S. Employee Matters Agreement and the Transition Services Agreement each to be entered into on or prior to the Effective Date between Morgan Stanley and DFS, and the Tax Sharing Agreement to be entered into on or prior to the Effective Date between Morgan Stanley (on behalf of itself and the members of the Distributing Group (as defined therein)) and DFS (on behalf of itself and the members of the Controlled Group (as defined therein)).

“Standard Securitization Undertakings” means representations, warranties, covenants (including agreements to repurchase receivables or other transferred assets in connection with breaches of representations, warranties or covenants relating to such receivables or other transferred assets, other than repurchase obligations that constitute credit recourse), credit enhancement agreements, derivative agreements and indemnities entered into by DFS or any of its Subsidiaries in connection with a Permitted Securitization and which are reasonably customary in a receivables financing transaction. For the avoidance of doubt, (i) all obligations under the Credit Enhancement Agreements, including any obligations with respect to new loans made after the date hereof, (ii) all other obligations with respect to overcollateralization, subordination provisions, cash collateral accounts, and other credit enhancement, to the extent reasonably necessary to establish the investment grade ratings on any securities issued in any Permitted Securitization (or to permit the sale of subordinated classes of securities necessary to establish such ratings for senior classes of securities), (iii) any derivative agreements provided by DFS or any of its Affiliates to establish an interest rate cap, swap, or collar or to hedge currency exposure with respect to any Permitted Securitization, so long as the notional amount of such derivative agreement does not exceed the principal amount of the credit card pass-through certificates, notes, mortgage-backed securities or other similar obligations issued in the Permitted Securitization to which such derivative agreement relates, or (iv) any cash flow provisions or other allocation provisions with respect to collections on receivables and their application to any securities issued in a Permitted Securitization, including provisions that allocate to investors amounts that would otherwise be applied to the seller or transferor interest to the extent reasonably necessary to establish the investment grade ratings on any securities issued in any Permitted Securitization (or to permit the sale of subordinated classes of securities necessary to establish such ratings for senior classes of securities), shall be deemed to be Standard Securitization Undertakings.

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“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of DFS.

“Subsidiary Borrower” means each Wholly Owned Subsidiary of DFS (other than Discover Bank) that shall become a Subsidiary Borrower pursuant to Section 2.20, in each case so long as any such Subsidiary shall remain a Subsidiary Borrower hereunder and a Wholly Owned Subsidiary. The term “Subsidiary Borrower” includes any of the Domestic Subsidiary Borrowers and the Foreign Subsidiary Borrowers.

“Subsidiary Borrower Designation” means a Subsidiary Borrower Designation entered into by the Companies and a Subsidiary of DFS pursuant to Section 2.20, pursuant to which such Subsidiary shall (subject to the terms and conditions of Section 2.20(b)) be designated as a Borrower hereunder, substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Subsidiary Borrower Loan Documents” has the meaning set forth in Section 3.14(b).

“Subsidiary Borrower Termination Notice” has the meaning set forth in Section 2.20(c).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of DFS or its Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lenders” means each of JPMCB and Bank of America, each in its capacity as a lender of Swingline Loans hereunder.

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“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Tangible Net Worth” means, on any date, the consolidated stockholders’ equity of DFS and its consolidated Subsidiaries less Intangibles of DFS and its consolidated Subsidiaries, all determined as of such date on a consolidated basis without duplication in accordance with GAAP.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent) is open for the settlement of payments in Euros.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tier 1 Capital” means, with respect to any Person on any date, the amount, for such Person on such date, of its consolidated “Tier 1 capital”, within the meaning given to such term in the Statement of Policy on Risk-Based Capital for state chartered FDIC-insured non-member banks published by the Federal Deposit Insurance Corporation (12 C.F.R. Part 325, Appendix A, as amended, modified and supplemented and in effect from time to time or any replacement thereof).

“Tier 1 Capital to Managed Loans Ratio” means, on any date, the ratio (expressed as a percentage) of (a) Tier 1 Capital (determined, for the purposes of this definition, in accordance with GAAP) on such date to (b) Managed Loans on such date.

“Tier 2 Capital” means, with respect to any Person on any date, the amount, for such Person on such date, of its consolidated “Tier 2 capital”, within the meaning given to such term in the Statement of Policy on Risk-Based Capital for state chartered FDIC-insured non-member banks published by the Federal Deposit Insurance Corporation (12 C.F.R. Part 325, Appendix A, as amended, modified and supplemented and in effect from time to time or any replacement thereof).

“Transactions” means the Spin-Off Transaction, the execution, delivery and performance by each of the Borrowers of this Agreement and the other Loan Documents to which it is a party, the performance of their respective obligations hereunder, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to a Eurocurrency interest rate generally, or specifically, in the case of a Revolving Loan or Borrowing, the Federal Funds Rate, the LIBO Rate, the EURIBO Rate or the Euro Reference Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate for Dollars or a Fixed Rate.

“U.S. Borrower” means either Company or any Domestic Subsidiary Borrower, as applicable.

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“Voting Securities” means, with respect to any Person, securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such Person, irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Voting Securities issued by such corporation, partnership, limited liability company or other entity (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by Class and Type (e.g., a “LIBO Rate Revolving Loan” or “Eurodollar Competitive Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “EURIBO Rate Borrowing”) or by Class and Type (e.g., a “EURIBO Rate Revolving Borrowing”). Loans and Borrowings may also be classified and referred to by Currency.

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Discover Bank notifies

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the Administrative Agent that Discover Bank requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Discover Bank that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Article VI hereof, neither Company will change the last day of its fiscal year, or of the first three fiscal quarters in each of its fiscal years, from that in effect on the date hereof.

SECTION 1.05. Currencies; Currency Equivalents; Provisions Relating to European Monetary Union

(a) At any time, any reference in this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in Section 2.10(b) and the last sentence of Section 2.17(a)(iii), for purposes of determining (i) whether the amount of any Borrowing, together with all other Borrowings then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Commitments, (ii) the aggregate unutilized amount of the Commitments and (iii) the outstanding aggregate principal amount of Borrowings, the outstanding principal amount of any Borrowing that is denominated in any Agreed Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of Foreign Currency of such Borrowing determined as of the date of such Borrowing (determined in accordance with the last sentence of the definition of the term “Interest Period”).

(b) Wherever in this Agreement in connection with a Borrowing or Loan a required minimum or multiple amount is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

(c) Each obligation hereunder of any party hereto that is denominated in the Currency of a country that is not a Participating Member State on the date hereof shall, effective from the date on which such country becomes a Participating Member State, be redenominated in Euros in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such Currency, such party shall be entitled to pay or repay such amount either in Euros or in such Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such Currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such

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expressed basis effective as of and from the date on which such country becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such Currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor. Without prejudice to the respective liabilities of the Borrowers to the Lenders, and of the Lenders to the Borrowers, under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the date hereof.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Dollars or any Agreed Foreign Currency to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments or (c) the sum of the total Revolving Credit Exposures in respect of Loans made to the DFS Borrowers plus the aggregate principal amount of outstanding Competitive Loans made to the DFS Borrowers exceeding 30% of the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Currency and Type made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 2.13, (i) each Revolving Borrowing by any U.S. Borrower shall be constituted entirely of Federal Funds Rate Loans or of Eurocurrency Loans denominated in the same Currency as such Borrower may request in accordance herewith, (ii) each Revolving Borrowing by any Foreign Subsidiary Borrower shall be constituted entirely of Eurocurrency Loans denominated in the same Currency as such Foreign Subsidiary Borrower may request in accordance herewith and (iii) each Competitive Borrowing shall be constituted entirely of Eurodollar Loans or Fixed Rate Loans in each case in Dollars as the applicable Borrower may request in accordance herewith. Each Swingline Loan shall be a Federal Funds Rate Loan. Each Lender at its option may make any Eurocurrency Loan to any Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

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(c) Minimum Amounts. Each Eurocurrency Revolving Borrowing shall be in an amount at least equal to $25,000,000. When each Federal Funds Rate Revolving Borrowing is made, such Borrowing shall be in an amount at least equal to $25,000,000; provided that a Federal Funds Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Competitive Borrowing shall be in an amount at least equal to $25,000,000.

(d) Limitation on Number of Borrowings. Borrowings of more than one Class, Currency and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Revolving Borrowings outstanding.

(e) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request (or to elect to convert or continue) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date (provided that, if at any time there shall exist different Commitment Termination Dates for the Lenders hereunder, such Interest Period shall not end after the latest applicable Commitment Termination Date).

SECTION 2.03. Requests for Revolving Borrowings.

(a) Notice by Borrowers. To request a Revolving Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone:

(i) in the case of a Federal Funds Rate Borrowing by any U.S. Borrower, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing;

(ii) in the case of a Eurocurrency Borrowing in Dollars by any U.S. Borrower, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing;

(iii) in the case of a Eurocurrency Borrowing in Euros bearing interest at the Euro Reference Rate, not later than 9:00 a.m., London time, on the date of the proposed Borrowing;

(iv) in the case of a Eurocurrency Borrowing in Euros bearing interest at the EURIBO Rate, not later than 1:00 p.m., London time, three Business Days before the date of the proposed Borrowing; or

(v) in the case of a Eurocurrency Borrowing in any Agreed Foreign Currency (other than Euros) or in the case of any Eurocurrency Borrowing in Dollars by any Foreign Subsidiary Borrower, not later than 1:00 p.m., London time, three Business Days before the date of the proposed Borrowing.

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Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the relevant Borrower.

(b) Content of Borrowing Requests. Each telephonic and written Borrowing Request for a Revolving Borrowing by any Borrower shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount and Currency of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) in the case of a Borrowing in Dollars by any U.S. Borrower, whether such Borrowing will bear interest at the Federal Funds Rate or the LIBO Rate;

(iv) in the case of a Eurocurrency Borrowing in Euros, whether such Borrowing will bear interest at the EURIBO Rate or the Euro Reference Rate; and

(v) in the case of a Eurocurrency Borrowing (other than any Euro Reference Rate Loan), the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(e); and

(vi) the location and number of the account of such Borrower to which funds are to be disbursed.

(c) Notice by Administrative Agent to Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. (i) With respect to any Borrowing Request in respect of a Revolving Borrowing by any U.S. Borrower:

(A) if no election as to the Currency of such Borrowing is specified, then the requested Revolving Borrowing shall be denominated in Dollars;

(B) if no election as to the Type of such Borrowing is specified, then the requested Borrowing shall be a Federal Funds Rate Borrowing, unless an Agreed Foreign Currency has been specified, in which case such Borrowing shall be a Eurocurrency Borrowing in such Agreed Foreign Currency; and

(C) if no Interest Period is specified with respect to any requested Revolving Eurocurrency Borrowing, (i) if the Currency specified for such Borrowing is Dollars (or if no Currency has been so specified), the requested Borrowing shall be made instead as a Federal Funds Rate Borrowing and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.

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(ii) With respect to any Borrowing Request in respect of a Revolving Borrowing by any Foreign Subsidiary Borrower:

(A) if no election as to the Currency of such Borrowing is specified, then the requested Revolving Borrowing shall be denominated in Dollars; and

(B) if no Interest Period is specified with respect to such Borrowing, such Foreign Subsidiary Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04 Competitive Bid Procedure.

(a) Requests for Bids by Applicable Borrower. Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request Competitive Bids for Competitive Loans to be made to such Borrower in Dollars and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that (i) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments and (ii) the sum of the total Revolving Credit Exposures in respect of Loans made to the DFS Borrowers plus the aggregate principal amount of outstanding Competitive Loans made to the DFS Borrowers shall not exceed 30% of the total Commitments. To request Competitive Bids, the applicable Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrowers may submit up to (but not more than) five Competitive Bid Requests in the aggregate (for all Borrowers) on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

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(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(e); and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b) Making of Bids by Lenders. Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the applicable Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Competitive Eurodollar Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the applicable Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c) Notification of Bids by Administrative Agent. The Administrative Agent shall promptly notify the applicable Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Acceptance of Bids by Applicable Borrower. Subject only to the provisions of this paragraph, the applicable Borrower may accept or reject any Competitive Bid. Such Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Competitive Eurodollar Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of such Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) such Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing

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specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, such Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) above the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by such Borrower. A notice given by such Borrower pursuant to this paragraph shall be irrevocable.

(e) Notification of Acceptances by Administrative Agent. The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) Bids by Administrative Agent. If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

(g) Funding of Competitive Bid Loans. Any Lender whose offer to make any Competitive Bid Loan has been accepted in accordance with the terms and conditions of this Section 2.04 shall, not later than 12:00 noon New York City time on the date specified for the making of such Competitive Bid Loan, make the amount of such Competitive Bid Loan available to the Administrative Agent at an account designated by the Administrative Agent, in immediately available funds, for account of the applicable Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to such Borrower on such date by depositing the same, in immediately available funds, in an account designated by such Borrower.

SECTION 2.05. Swingline Loans.

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans in Dollars to any U.S. Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans of any Swingline Lender exceeding $160,000,000, (ii) the aggregate amount of the Revolving Credit Exposure of any Swingline Lender exceeding the Commitment of such Swingline Lender, (iii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments or (iv) the sum of the total Revolving Credit

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Exposures in respect of Loans made to the DFS Borrowers plus the aggregate principal amount of outstanding Competitive Loans made to the DFS Borrowers exceeding 30% of the total Commitments; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) Notice of Swingline Loans by Borrower. To request a Swingline Loan, the applicable U.S. Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the Swingline Lender or Swingline Lenders from which such U.S. Borrower wishes to borrow such Swingline Loans. The Administrative Agent will promptly advise each relevant Swingline Lender of any such notice received from such U.S. Borrower. Each relevant Swingline Lender shall make each Swingline Loan to be made by it available to such U.S. Borrower by means of a credit to the general deposit account of such U.S. Borrower with such Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Participations by Lenders in Swingline Loans. A Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans of such Swingline Lender outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, by the close of business on the Business Day on which it receives such notice as provided above, to pay to the Administrative Agent, for the account of such Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lender. Any amounts received by such Swingline Lender from such Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline

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Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to such Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve such Borrower of any default in the payment thereof.

SECTION 2.06. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, or (in the case of any Federal Funds Rate Loan) by 2:00 p.m., New York time, in each case to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by remitting the amounts so received, in like funds, to an account designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request promptly on the same day following receipt thereof from the relevant Lenders.

(b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to or (in the case of any Federal Funds Rate Borrowing or Euro Reference Rate Borrowing) on the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the relevant Lender and the relevant Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to Federal Funds Rate Loans made to such Borrower. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Elections by Borrower for Revolving Borrowings. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Revolving Eurocurrency Borrowing (other than for any Euro Rate Reference Loan), shall have the Interest Period specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or continue such Borrowing as a Borrowing of the same Type and, in the case of a Revolving Eurocurrency Borrowing (other than for any Euro Rate Reference Loan), may elect the Interest Period therefor, all as provided in this Section and to the extent the relevant Borrower would be entitled to request a Borrowing of such Type as a new Borrowing hereunder; provided that (i) a Revolving Borrowing denominated in one Currency may not be continued as, or converted to, a

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Revolving Borrowing in a different Currency, (ii) no Revolving Eurocurrency Borrowing may be continued if, after giving effect thereto, (x) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments or (y) the sum of the total Revolving Credit Exposures in respect of Loans made to the DFS Borrowers plus the aggregate principal amount of outstanding Competitive Loans made to the DFS Borrowers would exceed 30% of the total Commitments and (iii) a Eurocurrency Revolving Borrowing in any Foreign Currency may not be converted to a Borrowing of a different Type. The relevant Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

(b) Notice of Elections. To make an election pursuant to this Section, the relevant Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether, in the case of a Borrowing in Dollars by a U.S. Borrower, the resulting Borrowing is to be a Federal Funds Rate Borrowing or a Eurocurrency Borrowing; and

(iv) in the case of a Eurocurrency Borrowing (other than a Euro Reference Rate Borrowing), the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(e).

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(d) Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If any Borrower fails to deliver a timely and complete Interest Election Request with respect to a LIBO Rate or EURIBO Rate Revolving Borrowing of such Borrower prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is made to any U.S. Borrower and is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a Federal Funds Rate Borrowing, and (ii) if such Borrowing is denominated in a Foreign Currency or is made to any Foreign Subsidiary Borrower, the relevant Borrower shall be deemed to have elected to continue such Borrowing as a LIBO Rate or EURIBO Rate Revolving Borrowing, as applicable, and to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the relevant Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing shall be converted to a Federal Funds Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination, Reduction and Increase of Commitments.

(a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b) Voluntary Termination or Reduction. Discover Bank may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $25,000,000 and (ii) Discover Bank shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, (x) the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments or (ii) the sum of the total Revolving Credit Exposures in respect of Loans made to the DFS Borrowers plus the aggregate principal amount of outstanding Competitive Loans made to the DFS Borrowers would exceed 30% of the total Commitments. Discover Bank shall notify the Administrative Agent of any election to terminate or reduce the Commitments hereunder at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Discover Bank pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Discover Bank may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Discover Bank (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

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(c) Increase of Commitment.

(i) Requests for Increase. Discover Bank may, at any time following the Effective Date, effect an increase in the Commitments hereunder (each such increase being a “Commitment Increase”) by having one or more Additional Commitment Lenders provide new or additional Commitments hereunder, by notice to the Administrative Agent specifying the amount of the relevant Commitment Increase, the identity of the Additional Commitment Lender(s) and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Commitment Termination Date (or, if at such time, there shall exist different Commitment Termination Dates for the Lenders hereunder, the latest applicable Commitment Termination Date); provided that:

(A) the minimum amount of each Commitment Increase shall be $25,000,000;

(B) immediately after giving effect to any Commitment Increase, the aggregate Commitments hereunder shall not exceed $3,750,000,000;

(C) at the time of any such Commitment Increase, no Default shall have occurred and be continuing or would result therefrom; and

(D) the representations and warranties set forth in Article III and in the other Loan Documents shall be true and correct on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each notice by Discover Bank under this paragraph shall be deemed to constitute a representation and warranty by the Borrowers as to the matters specified in clauses (B), (C) and (D) above as of the relevant Commitment Increase Date. Notwithstanding anything herein to the contrary, no Lender shall have any obligation hereunder to become an Additional Commitment Lender and any election to do so shall be in the sole discretion of each Lender.

(ii) Effectiveness of Increase. Each Commitment Increase (and the new or additional Commitment of each Additional Commitment Lender resulting therefrom) shall become effective as of the relevant Commitment Increase Date upon receipt by the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, of:

(A) a certificate of the Companies executed by a duly authorized officer of each Company stating that the conditions with respect to such Commitment Increase under this paragraph (c) have been satisfied;

(B) an agreement, in form and substance satisfactory to the Companies and the Administrative Agent, pursuant to which each such Additional Commitment Lender shall, effective as of such Commitment Increase Date, provide a new or additional Commitment hereunder in the amount specified therein and (if not then an existing Lender) become a Lender hereunder, in each case duly executed by each such Additional Commitment Lender and the Companies and acknowledged by the Administrative Agent; and

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(C) such evidence of authority of the Companies to effect such Commitment Increase as the Administrative Agent may reasonably request.

Upon the Administrative Agent’s receipt of a fully executed agreement from each Additional Commitment Lender referred to in clause (B) above, together with the certificates and/or other documents referred to in clauses (A) and (C) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Commitment Increase to the Companies and the Lenders (including each Additional Commitment Lender).

On each Commitment Increase Date the Borrowers shall simultaneously (i) prepay in full the outstanding Revolving Loans (if any) held by the Lenders immediately prior to giving effect to the relevant Commitment Increase, (ii) if the Borrowers shall have so requested in accordance with this Agreement, borrow new Revolving Loans from all Lenders (including each Additional Commitment Lender) such that, after giving effect thereto, the Revolving Loans are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (iii) pay to the Lenders the amounts, if any, payable under Section 2.15.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) Repayment. Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Commitment Termination Date, (ii) to the Administrative Agent for account of each Lender that makes a Competitive Loan to such Borrower the then unpaid principal amount of such Competitive Loan on the last day of the Interest Period for such Competitive Loan and (iii) to each Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower by such Swingline Lender on the earlier of the Commitment Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least four Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing or Competitive Borrowing is made to any Borrower, such Borrower shall repay all of its Swingline Loans then outstanding.

(b) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the relevant Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount and Currency of each Loan made hereunder, the Class and Type thereof and the Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the relevant Borrower to each Lender hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

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(d) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the relevant Borrower to repay the Loans of such Borrower in accordance with the terms of this Agreement.

(e) Promissory Notes. Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans to such Borrower evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans.

(a) Optional Prepayments. Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, subject to the requirements of paragraph (c) of this Section; provided that no Borrower shall have the right to prepay any Competitive Loan without the prior consent of the Lender that has made such Competitive Loan.

(b) Mandatory Prepayments Due to Currency Fluctuations. On the first Business Day of each calendar month (or at such other times as the Required Lenders may request), the Administrative Agent shall determine the total Revolving Credit Exposures of all of the Lenders (including the Dollar Equivalent of any portion thereof that is denominated in any Agreed Foreign Currency). For the purpose of this determination, the outstanding principal amount of any Loan that is denominated in any Agreed Foreign Currency shall be deemed to be the Dollar Equivalent thereof as of the relevant determination date. Upon making such determination, the Administrative Agent shall promptly notify the Lenders and Discover Bank thereof. If on the date of such determination (i) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeds 105% of the total Commitments or (ii) the sum of the total Revolving Credit Exposures in respect of Loans made to the DFS Borrowers plus the aggregate principal amount of outstanding Competitive Loans made to the DFS Borrowers exceeds 31.5% of the total Commitments (being 105% of the aggregate amount of the Commitments available to the DFS Borrowers), then, if requested by the Required Lenders (through the Administrative Agent), the Borrowers shall prepay Loans to the extent of such excess.

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(c) Notices, Etc. The relevant Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, each relevant Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder:

(i) in the case of prepayment of a Federal Funds Rate Borrowing by any U.S. Borrower, not later than 11:00 a.m., New York time, on the date of prepayment;

(ii) in the case of prepayment of a Eurocurrency Borrowing in Dollars by any U.S Borrower, not later than 1:00 p.m., New York time, three Business Days before the date of prepayment;

(iii) in the case of prepayment of a Swingline Loan by any U.S. Borrower, not later than 2 p.m., New York City time, on the date of prepayment;

(iv) in the case of prepayment of a Euro Reference Rate Borrowing, not later than 9:00 a.m., London time, on the date of prepayment;

(v) in the case of prepayment of a EURIBO Rate Borrowing, not later than 1:00 p.m., London time, three Business Days before the date of prepayment; or

(vi) in the case of prepayment of a Eurocurrency Borrowing in any Agreed Foreign Currency (other than Euros) or in the case of any Eurocurrency Borrowing in Dollars by any Foreign Subsidiary Borrower, not later than 1:00 p.m., London time, three Business Days before the date of prepayment.

Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees.

(a) Commitment Fee. The Companies jointly and severally agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on each Quarterly Date and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a

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year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Competitive Loans made hereunder shall not be deemed a utilization of the Commitments for purposes of the calculation of the commitment fees payable hereunder.

(b) Administrative Agent’s Fees. The Companies agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and the Currency and at the times separately agreed upon between the Companies and the Administrative Agent.

(c) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) Dollar Revolving Loans. The Loans comprising each Revolving Borrowing in Dollars shall bear interest at a rate per annum equal to:

(i) in the case of each Federal Funds Rate Borrowing (including each Swingline Borrowing), the Federal Funds Rate plus the Applicable Margin plus the Applicable Additional Margin (if any); and

(ii) in the case of each LIBO Rate Borrowing, the LIBO Rate for Dollars for the Interest Period in effect for such Borrowing plus the Applicable Margin plus the Applicable Additional Margin (if any).

(b) Foreign Currency Revolving Loans. The Loans comprising each Eurocurrency Revolving Borrowing in any Agreed Foreign Currency shall bear interest at a rate per annum equal to:

(i) in the case of a EURIBO Rate Loan, the EURIBO Rate for the Interest Period for such Loan plus the Applicable Margin plus the Applicable Additional Margin (if any);

(ii) in the case of a Euro Reference Rate Loan, the Euro Reference Rate for each day for such Loan plus the Applicable Margin plus the Applicable Additional Margin (if any); and

(iii) in the case of a Revolving Loan in any Agreed Foreign Currency (other than Euros), the LIBO Rate for such Agreed Foreign Currency for the Interest Period in effect for such Loan plus the Applicable Margin plus the Applicable Additional Margin (if any).

(c) Competitive Loans. The Loans comprising each Competitive Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Eurodollar Loan, the LIBO Rate for Dollars for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Competitive Bid Margin applicable to such Loan and (ii) in the case of a Fixed Rate Loan, the Fixed Rate applicable to such Loan.

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(d) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus (x) in the case of amounts payable in Dollars, the Alternate Base Rate and (y) otherwise, the rate which would have been payable if the overdue amount had, during the period of nonpayment, constituted a Loan in the relevant Agreed Foreign Currency of the overdue amount with an Interest Period reasonably selected by the Administrative Agent.

(e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Federal Funds Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Revolving Eurocurrency Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest on all Loans denominated in Pounds Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Federal Funds Rate, LIBO Rate, EURIBO Rate or Euro Reference Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for any Eurocurrency Borrowing (the Currency of such Borrowing herein called the “Affected Currency”):

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or EURIBO Rate, as applicable, for the Affected Currency for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Competitive Eurodollar Loan, the Lender that is required to make a Loan included in such Borrowing) that the LIBO Rate or the EURIBO Rate, as applicable, for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

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then the Administrative Agent shall give notice thereof to Discover Bank and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Discover Bank and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing in the Affected Currency to, or the continuation of any Revolving Borrowing in the Affected Currency as, a Eurocurrency Borrowing shall be ineffective, (ii) if the Affected Currency is Dollars and any Borrowing Request requests a Revolving LIBO Rate Borrowing, such Borrowing shall be made as a Federal Funds Rate Borrowing, (iii) if the Affected Currency is an Agreed Foreign Currency, any Borrowing Request that requests a Revolving Eurocurrency Borrowing (other than a Euro Reference Rate Borrowing) denominated in the Affected Currency shall be ineffective and (iv) any request by the relevant Borrower for a Competitive Eurodollar Borrowing in the Affected Currency shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrowers for Competitive Eurodollar Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.14. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans or Fixed Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the relevant Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the relevant Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

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(c) Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Discover Bank and shall be conclusive absent manifest error. The relevant Borrower will pay such Lender the amount shown as due on any such certificate within 10 days after Discover Bank’s receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Discover Bank of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Competitive Loans. Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan prior to the last day of the Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan prior to the last day of the Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan or (e) the assignment as a result of a request by Discover Bank pursuant to Section 2.18(b) of any Eurocurrency Loan or Fixed Rate Loan prior to the last day of an Interest Period therefor, then, in any such event, the relevant Borrower (or, in the case of clause (e) above, the Companies jointly and severally) shall compensate each Lender for the loss, cost and expense, if any, attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan in the relevant Currency thereof had such event not occurred, at the applicable LIBO Rate or EURIBO Rate that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a

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comparable amount and period denominated in such Currency from other banks in the eurocurrency market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Discover Bank and shall be conclusive absent manifest error. The relevant Borrower or the Companies, as the case may be, shall pay such Lender the amount shown as due on any such certificate within 10 days after Discover Bank’s receipt thereof.

SECTION 2.16. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers (including any obligation as a Guarantor) hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including any obligation as a Guarantor, and including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(e) Foreign Lenders to U.S. Borrowers. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any U.S. Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement and the other Loan Documents shall deliver to the relevant U.S. Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, or as reasonably requested by the relevant U.S. Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such U.S. Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the foregoing, each Lender (or assignee or Participant) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to Discover Bank and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax with respect to payments of “portfolio interest”, a representation to the effect that it is not a bank within the meaning of section 881(c)(3)(A) of the Code or a person related to the relevant borrower within the meaning of sections 881(c)(3)(B) and (C) of the Code together with a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall, to the extent it may lawfully do so, deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Discover Bank at any time it determines that it is no longer in a position to provide any previously delivered certificate to Discover Bank (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(f) Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

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(g) Foreign Subsidiary Borrowers. If the Administrative Agent or any Lender is entitled to an exemption from or reduction in the rate of the imposition, deduction or withholding of any Indemnified Tax or Other Tax under the laws of the jurisdiction in which any Foreign Subsidiary Borrower is organized or engaged in business, or any treaty to which such jurisdiction is a party, with respect to payments by such Foreign Subsidiary Borrower under this Agreement or any other Loan Document, then the Administrative Agent or such Lender (as the case may be) shall deliver to such Foreign Subsidiary Borrower as reasonably requested by Discover Bank (prior to the later of (i) the date 60 days after the receipt of such request or (ii) at least 60 days prior to the due date required for submission thereof), such properly completed and executed documentation prescribed by applicable law or reasonably requested by Discover Bank as will permit such payments to be made without the imposition, deduction or withholding of such Indemnified Tax or Other Tax or at a reduced rate, provided that the Administrative Agent or such Lender is legally entitled to complete, execute and deliver such documentation and in its reasonable judgment such completion, execution or submission would not materially prejudice its commercial or legal position or require disclosure of information it considers confidential or proprietary.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by Borrower. (i) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the relevant Administrative Agent’s Account, except payments to be made directly to a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(ii) Prior to any repayment of any Borrowings hereunder, the relevant Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., New York time (or, in the case of a Borrowing in any Agreed Foreign Currency or any Borrowing by any Foreign Subsidiary Borrower, not later than 1:00 p.m., London time), three Business Days before the scheduled date of such repayment. If the relevant Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay (in the case of Borrowings of any U.S. Borrower) any outstanding Federal Funds Rate Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).

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(iii) All amounts owing under this Agreement (including commitment fees, payments required under Section 2.14, and payments required under Section 2.15 relating to any Loan in Dollars, but not including principal of, and interest on, any Loan in any Agreed Foreign Currency or payments relating to any such Loan required under Section 2.15, which are payable in such Agreed Foreign Currency) are payable in Dollars. Notwithstanding the foregoing, if the relevant Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the relevant Borrower shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Revolving Borrowing shall be made from the Lenders, each payment of fees for account of the Lenders under Section 2.11 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.08 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Revolving Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Revolving Loans that are to be included in such Borrowing (in the case of conversions or continuations of Revolving Loans); (iii) each payment or prepayment of principal of Revolving Loans by the relevant Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them; and (iv) each payment of interest on Revolving Loans by the relevant Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in Swingline Loans

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of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the relevant Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant, other than to DFS or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from Discover Bank prior to the date on which any payment is due by any Borrower to the Administrative Agent for account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the relevant Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 2.14 or incurs any MCR Cost pursuant to Exhibit A, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, or such MCR Cost in the future and (ii) would not subject such

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Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.14 or incurs any MCR Cost pursuant to Exhibit A, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then Discover Bank may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Discover Bank shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the relevant Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14, payments of any MCR Cost pursuant to Exhibit A or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Discover Bank to require such assignment and delegation cease to apply.

SECTION 2.19. Extension of Commitment Termination Date. (a) Discover Bank may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not more than 90 days and not less than 30 days prior to each anniversary of the date hereof (or if such anniversary date is not a Business Day, the Business Date next succeeding such anniversary) (such date, the “Extension Effective Date”), request (each, an “Extension Request”) that the Lenders extend the Commitment Termination Date then in effect (or, if at such time there shall exist different Commitment Termination Dates for the Lenders hereunder, the latest applicable Commitment Termination Date then in effect) (the “Existing Commitment Termination Date”) for an additional one year; provided that only two Extension Requests may be requested hereunder. Each Lender, acting in its sole discretion, shall, by notice to Discover Bank and the Administrative Agent given not later than the 20th day (or such later day as shall be acceptable to Discover Bank) following the date of Discover Bank’s notice, advise Discover Bank and the Administrative Agent whether or not such Lender agrees to such extension; provided that any Lender that does not so advise Discover Bank shall be deemed to have rejected such Extension

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Request (any such Lender which shall have rejected or is deemed to have rejected such extension being a “Non-Extending Lender”). The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(b) Discover Bank shall have the right, at any time on or prior to, or at any time following, the relevant Extension Effective Date, unless an Event of Default shall have occurred and be continuing, to replace any Non-Extending Lender with, and otherwise add to this Agreement, one or more Additional Commitment Lenders. Each Additional Commitment Lender shall enter into an agreement with the Companies and the Administrative Agent, in form and substance satisfactory to the Companies and the Administrative Agent, pursuant to which such Additional Commitment Lender shall, effective as of such Extension Effective Date, provide a new or additional Commitment hereunder in the amount specified therein and (if not then an existing Lender) become a Lender hereunder.

(c) If (and only if) the total of the Commitments of the Lenders that have agreed in connection with any Extension Request to extend the Existing Commitment Termination Date and (if applicable) the additional Commitments of the Additional Commitment Lender(s) shall be at least 50% of the aggregate amount of the Commitments in effect immediately prior to the Extension Effective Date, then, effective as of the Extension Effective Date, the Commitment Termination Date, but only with respect to the Commitment of each Lender that has agreed to so extend its Commitment and (if applicable) each Additional Commitment Lender that has replaced a Non-Extending Lender, shall be extended to the date that is one year after the then Existing Commitment Termination Date (or, if such date is not a Business Day, the immediately preceding Business Day) and (if not then an existing Lender) each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement; provided that the extension of the Existing Commitment Termination Date shall not be effective with respect to any Lender unless as of the Extension Effective Date: (i) no Default shall have occurred and be continuing; (ii) the representations and warranties set forth in Article III and in the other Loan Documents shall be true and correct on and as of the Existing Commitment Termination Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); (iii) the Administrative Agent shall have received a certificate of a Financial Officer of each Company stating that the conditions with respect to such extension have been satisfied; (iv) the Administrative Agent shall have received such evidence and other related documents as it may reasonably request with respect to the authorization of the Borrowers of such extension and their respective obligations hereunder as so extended; and (v) all amounts payable hereunder to any Non-Extending Lender that is being replaced by an Additional Commitment Lender in connection with such extension shall have been paid in full. Upon the effectiveness of such extension, the Administrative Agent shall record the relevant information in the Register and give prompt notice of such extension to Discover Bank and the Lenders.

(d) Notwithstanding anything herein to the contrary, with respect to any Non-Extending Lender, the Commitment Termination Date for such Lender shall remain unchanged (and the Commitment of such Lender shall terminate, the Loans made by such Lender to any Borrower hereunder shall mature and be payable by such Borrower, and all other amounts owing to such Non-Extending Lender hereunder shall be payable, on such date).

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SECTION 2.20. Designation of Subsidiary Borrowers. (a) Designation. Subject to the terms and conditions of this Section (including paragraph (b) of this Section), the Companies may, at any time or from time to time upon not less than 15 Business Days’ notice to the Administrative Agent (or such shorter period which is acceptable to the Administrative Agent), request that a Wholly Owned Subsidiary of DFS (other than Discover Bank) specified in such notice become a party to this Agreement as a Borrower. The Administrative Agent shall upon receipt of such notice from the Companies promptly notify each Lender of such designation. Upon the satisfaction of the conditions specified in paragraph (b) of this Section, such Subsidiary shall become a party to this Agreement as a Borrower hereunder and shall be entitled to borrow Loans on and subject to the terms and conditions of this Agreement, and the Administrative Agent shall promptly notify the Lenders of such designation.

(b) Conditions Precedent to Designation Effectiveness. The designation by the Companies of any Wholly Owned Subsidiary of DFS (other than Discover Bank) as a Borrower hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents (each of which shall be satisfactory to the Administrative Agent in form and substance):

(i) Subsidiary Borrower Designation. A Subsidiary Borrower Designation, duly completed and executed by the Companies and the relevant Subsidiary, delivered to the Administrative Agent at least 5 Business Days (or, in the case of any Foreign Subsidiary, at least 10 Business Days) before the date on which such Subsidiary is proposed to become a Borrower;

(ii) Opinion of Counsel. If requested by the Administrative Agent, a favorable written opinion (addressed to the Administrative Agent and the Lenders and appropriately dated) of external or internal counsel to such Subsidiary satisfactory to the Administrative Agent in such Subsidiary’s Relevant Jurisdiction (and the Companies and such Subsidiary hereby and by delivery of such Subsidiary Borrower Designation instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent, if such opinion is so requested), as to such matters as the Administrative Agent may reasonably request (with respect to, among other matters, due organization of such Subsidiary under the laws of the Relevant Jurisdiction, due authorization, execution and delivery by such Subsidiary of such Subsidiary Borrower Designation and the due authorization of any extensions of credit to be made to it hereunder, obtaining of all licenses, approvals and consents of, the making of all filings and registrations with, any applicable Governmental Authority required in connection therewith (or the absence of any thereof), legality, validity and binding effect and enforceability of the obligations of such Subsidiary hereunder, and (in the case of a Foreign Subsidiary) absence of any withholding or similar tax under the laws of the Relevant Jurisdiction in respect of payments by such Foreign Subsidiary hereunder);

(iii) Organizational Documents. Such documents and certificates as the Administrative Agent may reasonably request (including certified copies of the organizational documents of such Subsidiary and of resolutions of its board of directors

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(or similar body) authorizing such Subsidiary becoming a Borrower hereunder, and of all documents evidencing all other necessary organizational or other action required with respect to such Subsidiary becoming party to this Agreement); and

(iv) Other Documents. Receipt of such other documents relating thereto as the Administrative Agent (or any Lender acting through the Administrative Agent) or its counsel may reasonably request.

(c) Termination of Subsidiary Borrowers. So long as no Loans or any other amounts hereunder or under any other Loan Documents shall be outstanding to a Subsidiary Borrower, the Companies may, at any time terminate such Subsidiary Borrower as a Borrower hereunder by delivering to the Administrative Agent a written notice thereof (each a “Subsidiary Borrower Termination Notice”), substantially in the form of Exhibit D or any other form approved by the Administrative Agent. Any Subsidiary Borrower Termination Notice furnished hereunder shall be effective upon receipt thereof by the Administrative Agent (which shall promptly so notify the Lenders), whereupon all commitments of the Lenders to make Loans to, and all obligations of the Lenders to acquire participations in Swingline Loans to, such Subsidiary Borrower and all of the rights of such Subsidiary Borrower hereunder shall terminate and such Subsidiary Borrower shall cease to be a Borrower hereunder. Notwithstanding anything herein to the contrary, the delivery of a Subsidiary Borrower Termination Notice with respect to any Subsidiary Borrower shall not terminate (i) any obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery or (ii) the obligations of the applicable Company under Article X with respect to any such unpaid obligations or the obligations of the applicable Company under Section 10.03 with respect to any payment of such Subsidiary Borrower that has been rescinded or otherwise restored.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Company represents and warrants to the Lenders (and, to the extent any Subsidiary Borrower is a party hereto, such Subsidiary Borrower represents and warrants (as to itself and, to the extent applicable, its Subsidiaries) to the Lenders) that:

SECTION 3.01. Organization; Powers. Each Company and each of its Subsidiaries is duly organized, validly existing and (where legally applicable) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. As of the Effective Date, DFS is not required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and each other Loan Document has

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been duly executed and delivered by each Borrower party thereto and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Companies or any of their Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Companies or any of their Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Companies or any of their Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Companies or any of their Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) Financial Condition. (i) DFS has heretofore furnished to the Lenders its consolidated combined statement of financial condition and related statements of income, changes in stockholders’ equity and cash flows (x) as of and for the fiscal year ended November 30, 2006, reported on by Deloitte & Touche LLP, independent public accountants, and (y) as of and for the fiscal quarter and the portion of the fiscal year ended February 28, 2007 certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of DFS and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (y) above), and DFS and its consolidated Subsidiaries do not have any material contingent liabilities or unusual forward or long-term commitments not disclosed therein. (ii) Discover Bank has heretofore furnished to the Lenders its consolidated statements of condition and related statements of income, comprehensive income, shareholder’s equity and cash flows as of and for the fiscal years ended November 30, 2006 and November 30, 2005, reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Discover Bank and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, and Discover Bank and its consolidated Subsidiaries do not have any material contingent liabilities or unusual forward or long-term commitments not disclosed therein. Immediately following consummation of the Spin-Off Transaction, the financial position, results of operations and cash flows of Discover Bank will be no less favorable than those presented in such financial statements.

(b) No Material Adverse Change. As of the date hereof, the Effective Date, any Commitment Increase Date and any Extension Effective Date, there has been no material adverse change in the business, assets, property or financial condition of either Company and its respective Subsidiaries, taken as a whole, since November 30, 2006 (assuming, on a pro forma basis, that the Spin-Off Transaction had taken place on November 30, 2006).

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SECTION 3.05. Properties.

(a) Property Generally. Each Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. As of the date hereof, the Effective Date, any Commitment Increase Date and any Extension Effective Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of either Company, threatened against or affecting such Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Disclosed Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Change in Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

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SECTION 3.09. Taxes. Each Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Companies have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their respective Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Companies to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Companies represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Restrictions on Subsidiaries. Except as disclosed on Schedule 6.07, none of the Subsidiaries of DFS is subject to any agreement or other arrangement of the type prohibited by Section 6.07.

SECTION 3.13. Use of Credit. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.14. Representations and Warranties of Subsidiary Borrowers. Each Subsidiary Borrower severally represents and warrants that:

(a) such Subsidiary Borrower is duly organized, validly existing, and (where legally applicable) in good standing, under the laws of the Relevant Jurisdiction;

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(b) the execution and delivery of the Subsidiary Borrower Designation to which it is a party, this Agreement and the other Loan Documents to which it is a party (collectively, with respect to any Subsidiary Borrower, the “Subsidiary Borrower Loan Documents”), the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Subsidiary Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Subsidiary Borrower or any of its Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by such Subsidiary Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of such Subsidiary Borrower or any of its Subsidiaries;

(c) the Transactions are within such Subsidiary Borrower’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action; and the Subsidiary Borrower Loan Documents have been duly executed and delivered by such Subsidiary Borrower and constitute a legal, valid and binding obligation of such Subsidiary Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d) in the case of each Foreign Subsidiary Borrower only, to ensure the legality, validity, enforceability or admissibility in evidence of Subsidiary Borrower Loan Documents to which such Foreign Subsidiary Borrower is a party against it, it is not necessary that any such Subsidiary Borrower Loan Documents or any other document be filed or recorded with any Governmental Authority other than such filings and recordations that have already been made;

(e) in the case of each Foreign Subsidiary Borrower only, each of the Subsidiary Borrower Loan Documents to which such Foreign Subsidiary Borrower is a party is in proper legal form under the laws of its Relevant Jurisdiction for the enforcement thereof against such Foreign Subsidiary Borrower, and all formalities required in such Relevant Jurisdiction for the validity and enforceability of such Foreign Subsidiary Borrower Loan Documents (including any necessary registration, recording or filing with any court or other authority in such Relevant Jurisdiction) have been accomplished; and

(f) in the case of each Foreign Subsidiary Borrower only, under the laws of its Relevant Jurisdiction, such Subsidiary Borrower is not entitled to immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit or proceeding, or the service of process in connection therewith, arising under the Subsidiary Borrower Loan Documents to which it is a party.

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ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinions of Borrowers’ Counsel. The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) internal counsel for the Companies, substantially in the form of Exhibit E-1 and (ii) Sidley Austin LLP, special counsel for the Borrowers, substantially in the form of Exhibit E-2 (and the Borrowers hereby request such counsel to deliver such opinions).

(c) Opinions of Counsel to JPMCB. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, substantially in the form of Exhibit F (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(d) Corporate Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, and the authorization of the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and setting forth reasonably detailed calculations demonstrating compliance with Section 6.08 (on a pro forma basis after giving effect to the Spin-Off Transaction).

(f) Spin-Off Transaction Documents. The Administrative Agent shall have received a certified copy of the Spin-Off Transaction Documents, each as filed with the Securities and Exchange Commission and in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

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(g) Spin-Off Transaction. The Administrative Agent shall have received satisfactory evidence that the Spin-Off Transaction shall have been (or shall be simultaneously) consummated in all material respects in accordance with the terms of the Spin-Off Transaction Documents (except for any modifications thereto as shall be reasonably satisfactory to the Administrative Agent) and that reasonably satisfactory financing transactions shall have been consummated in connection therewith.

(h) Financial Statements. The Administrative Agent shall have received satisfactory pro forma financial statements of DFS and its Subsidiaries, on a consolidated basis, giving effect on a pro forma basis to the consummation of the Spin-Off Transaction.

(i) Payment of Fees, Etc. The Administrative Agent, JPMCB and Bank of America shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) on or prior to July 31, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct on and as of the date of such Borrowing (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) Defaults. At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

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ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Companies jointly and severally covenant and agree with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. DFS will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of DFS, its audited consolidated statement of financial condition and related statements of income, changes in stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of DFS and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of DFS (other than with respect to the financial statements for the fiscal quarter ended on or about May 31, 2007, which financial statements shall be due within 45 days after the effective date of the Form 10 with respect to the Spin-Off Transaction), its consolidated statement of financial condition and related statements of income, changes in stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial condition, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of DFS and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 90 days after the end of each fiscal year of Discover Bank, its audited statement of financial condition and related statements of income, changes in stockholders’ equity and cash flows on a stand-alone basis as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of Discover Bank on a stand-alone basis in accordance with GAAP consistently applied;

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(d) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Discover Bank (other than with respect to the financial statements for the fiscal quarter ended on or about May 31, 2007, which financial statements shall be due within 45 days after the effective date of the Form 10 with respect to the Spin-Off Transaction), its statement of financial condition and related statements of income, changes in stockholders’ equity and cash flows on a stand-alone basis as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial condition, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Discover Bank on a stand-alone basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(e) concurrently with any delivery of financial statements under clause (a), (b), (c) or (d) above, a certificate of a Financial Officer of each Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.08 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(f) concurrently with any delivery of financial statements under clause (a) or (c) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default with respect to Section 6.08 (which certificate may be limited to the extent required by accounting rules or guidelines);

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by DFS or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by DFS to its shareholders generally, as the case may be;

(h) promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(i) promptly upon the consummation of the Spin-Off Transaction, written notice thereof; and

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(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of DFS or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Financial statements and other documents required to be furnished pursuant to clause (a), (b), (c), (d) or (g) of this Section 5.01 (to the extent any such financial statements or other documents are included in reports or other materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been furnished on the date on which (i) DFS posts such financial statements or other documents, or provides a link thereto, on the DFS website on the Internet or (ii) such financial statements or other documents are posted on behalf of DFS on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that DFS shall notify the Administrative Agent of the posting of any such financial statements and other documents and provide to the Administrative Agent electronic versions thereof.

SECTION 5.02. Notices of Material Events. The Companies will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Affiliate thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of each Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

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SECTION 5.04. Payment of Obligations. Each Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. Each Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. Each Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. Each Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes of the Companies and their respective Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Companies jointly and severally covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness. The Companies will not permit any Subsidiary (other than Discover Bank) to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

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(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of any Subsidiary to either Company or any other Subsidiary;

(d) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(f) Indebtedness of any Subsidiary as an account party in respect of trade letters of credit;

(g) Indebtedness created in the ordinary course of business of any Regulated Subsidiary to the extent such Indebtedness does not constitute Regulatory Capital;

(h) Indebtedness secured by liens permitted pursuant to Section 6.02(e);

(i) Indebtedness in respect of any Permitted Securitization; and

(j) other Indebtedness in an aggregate principal amount not exceeding $250,000,000 at any time outstanding.

SECTION 6.02. Liens. The Companies will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

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(b) any Lien on any property or asset of either Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of either Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by either Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of either Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by either Company or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of either Company or any Subsidiary;

(e) Liens on the real estate described on Schedule 6.02(e) securing mortgage financing, sale leaseback and or synthetic lease arrangements with respect thereto;

(f) Liens in connection with Permitted Securitizations (including as set forth in clause (f) of the definition thereof); and

(g) other Liens securing obligations in an aggregate amount not to exceed $100,000,000 at any time outstanding.

SECTION 6.03. Fundamental Changes.

(a) Mergers, Consolidations, Sales of Assets, Etc. The Companies will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (other than dispositions of assets pursuant to a Permitted Securitization), or all or any substantial part of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, unless at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and if after giving pro forma effect thereto (as if such transaction had been consummated at the beginning of the applicable subject period) no Default would exist under Section 6.08; provided that in any such transaction in which any Borrower merges into or consolidates with any other Person, or sells substantially all of its assets as an

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entirety to any other Person, such other Person shall be a solvent corporation organized in the jurisdiction of such Borrower and (i) shall have executed and delivered to the Administrative Agent its assumption of the due and punctual performance and observance of each covenant and condition of the Loan Documents to which such Borrower is party and (ii) if requested by the Administrative Agent, shall have caused to be delivered a favorable written opinion (addressed to the Administrative Agent and the Lenders and appropriately dated) of external or internal counsel to such Person satisfactory to the Administrative Agent as to such matters as the Administrative Agent may reasonably request.

(b) Lines of Business. The Companies will not, and will not permit any of their Subsidiaries to, engage in any business other than (i) businesses of the type conducted by the Companies and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related or complementary thereto, including, but not limited to other consumer financial services, credit card, deposit taking and payments and network products and services activities, or (ii) any other business in a manner that is not material to the activities of the Companies and their Subsidiaries, taken as a whole.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Companies will not, and will not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, in any such case, other than in the ordinary course of business and on arm’s length terms, unless at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and if after giving pro forma effect thereto (as if such transaction had been consummated at the beginning of the applicable subject period) no Default would exist under Section 6.08.

SECTION 6.05. Swap Agreements. The Companies will not, and will not permit any of their Subsidiaries to, enter into any Swap Agreement other than in the ordinary course of business and on arm’s length terms, unless at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and if after giving pro forma effect thereto (as if such transaction had been consummated at the beginning of the applicable subject period) no Default would exist under Section 6.08.

SECTION 6.06. Transactions with Affiliates. The Companies will not, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) pursuant to a Permitted Securitization, (c) transactions between or among the Companies and their Wholly Owned Subsidiaries, or between or among their Wholly Owned Subsidiaries, in either case under this clause (c), not involving any other Affiliate, or (d) the Spin-Off Transaction.

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SECTION 6.07. Restrictive Agreements. The Companies will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Companies or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to either Company or any other Subsidiary or to Guarantee Indebtedness of either Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.07 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to any documentation governing any Permitted Securitization, and (vii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement, so long as (1) such restrictions or conditions are limited to restrictions on liens or other encumbrances on, or pledges of, capital stock of Significant Subsidiaries of DFS or Discover Bank, or (2) such restrictions or conditions (A) are no more onerous on either Company or any Subsidiary than those set forth in Section 6.02 (without reference to Section 6.02(g)), (B) permit the incurrence by either Company or any Subsidiary of additional secured Indebtedness in an amount equal to at least 15% of Tangible Net Worth, and (C) permit the incurrence by either Company or any Subsidiary of secured Indebtedness in excess thereof if the Indebtedness which is the subject of such agreement is secured equally and ratably with such excess secured Indebtedness.

SECTION 6.08. Financial Covenants.

(a) Capitalization. DFS will cause each of its Regulated Subsidiaries to be at all times “well capitalized” for purposes of 12 U.S.C. §1831o, as amended, re-enacted or redesignated from time to time, and at all times to maintain such amount of capital as may be prescribed from time to time, whether by regulation, agreement or order, by each Bank Regulatory Authority having jurisdiction over such Regulated Subsidiary.

(b) Double Leverage Ratio. DFS will not permit the Double Leverage Ratio as of the last day of any fiscal quarter to exceed 125%.

(c) Delinquency Ratio. The Companies will not permit the Delinquency Ratio as of the last day of any calendar month to exceed 5%.

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(d) Tier 1 Capital. (i) Discover Bank will not permit its Tier 1 Capital to Managed Loans Ratio to be less than 4% as of the last day of any fiscal quarter; provided that, Goldfish Credit Servicing Inc. shall be deemed consolidated with Discover Bank for purposes of such calculation. (ii) DFS will not at any time on or after the Effective Date permit the Tier 1 Capital to Managed Loans Ratio for any Regulated Subsidiary organized in the United Kingdom that is not a Subsidiary of Discover Bank, to be less than 4% as of the last day of any fiscal quarter.

(e) Tangible Net Worth. The Companies will not permit Tangible Net Worth as of any date to be less than an amount equal to (i) $3,300,000,000, plus (ii) 50% of Cumulative Net Income as of the last day of the fiscal quarter of DFS most recently ended on or prior to such date, plus (iii) 50% of Cumulative Equity Proceeds as of such date, minus (iv) the aggregate amount of all Equity Repurchases, provided that (x) the aggregate amount of Equity Repurchases so deducted shall not exceed, as of the last day of any fiscal quarter of DFS, 25% of Cumulative Net Income as of such date and (y) no Equity Repurchase may be so deducted more than once.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made in any material respect;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to such Borrower’s existence) or 5.08 or in Article VI;

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to Discover Bank (which notice will be given at the request of any Lender);

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(f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after giving effect to any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30

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consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any license, consent, authorization, registration or approval at any time necessary to enable any Borrower to comply with any of its obligations under this Agreement or any other Loan Document shall be revoked, withdrawn or withheld or shall be modified or amended in a manner that could reasonably be expected to result in a Material Adverse Effect;

(n) the guarantee of DFS or Discover Bank under Article X hereof shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by DFS, Discover Bank, any Subsidiary Borrower or any Person acting on behalf of any thereof;

(o) any Regulated Subsidiary (i) shall be required (whether or not the time allowed by the appropriate Bank Regulatory Authority for the submission of such plan has been established or elapsed) to submit a capital restoration plan of the type referred to in 12 U.S.C. §1831o(b)(2)(C), as amended, re-enacted or redesignated from time to time, (ii) shall cease accepting deposits on the instruction of any Bank Regulatory Authority with authority to give such instruction other than pursuant to an instruction generally applicable to banks organized under the jurisdiction of organization of such Regulated Subsidiary or (iii) shall cease to be an insured bank under the FDIA and all rules and regulations promulgated thereunder;

(p) Discover Bank shall cease to be a Wholly Owned Subsidiary of DFS; or

(q) a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Discover Bank, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

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ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with DFS or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to DFS or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and Discover Bank. Upon any such resignation, the Required Lenders shall have the right, in consultation with Discover Bank (unless an Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

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Notwithstanding anything herein to the contrary the Joint Lead Arrangers and the Joint Bookrunners, Syndication Agent and Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrowers, to Discover Bank at c/o Discover Financial Services, 2500 Lake Cook Road, Riverwoods, IL 60015, Attention of the Treasurer (Telephone No. 224-405-1380; Telecopy No. 224-405-4695);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Carla M. Kinney, Loan and Agency Services (Telephone No. (713) 750-3560; Telecopy No. (713) 750-2223), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017, Attention of Patrick Kandawire, Credit Middle Office (Telephone No. (212) 270-6424; Telecopy No. (212) 270-4724);

(iii) if to JPMCB as Swingline Lender, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Carla M. Kinney, Loan and Agency Services (Telephone No. (713) 750-3560; Telecopy No. (713) 750-2223), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York 10017, Attention of Patrick Kandawire, Credit Middle Office (Telephone No. (212) 270-6424; Telecopy No. (212) 270-4724);

(iv) if to Bank of America as Swingline Lender, to Bank of America, N.A. at 2001 Clayton Road, Mail Code: CA4-702-02-25, Concord, CA 94520-2405, Attention of G. K. Lapitan (Telephone No. 925-675-8025 ); Telecopy No. 888-969-9170); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The

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Administrative Agent or the Borrowers may, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Change of Address, Etc. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

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(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby;

(iv) change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(vi) release either Company from its guarantee obligations under Article X without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lender hereunder without the prior written consent of the Administrative Agent or the Swingline Lender, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers named on the cover page of this Agreement and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or, if an Event of Default has occurred and is continuing, any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or, if an Event of Default has occurred and is continuing, any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

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(b) Indemnification by Borrowers. The Borrowers shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the use of the proceeds of the Loans, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by DFS or any of its Subsidiaries, or any Environmental Liability related in any way to DFS or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or any Related Party of such Indemnitee, or (y) to the extent arising from a material breach of the obligations of such Indemnitee or Related Party of such Indemnitee under this Agreement.

(c) Indemnification by Lenders. To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Swingline Lender or any Related Party of the Administrative Agent or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or such Related Party in its capacity as the Administrative Agent, the Swingline Lender, or as a Related Party acting on behalf of the Administrative Agent or Swingline Lender in its capacity as such, as the case may be.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

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SECTION 9.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) Discover Bank, provided that no consent of Discover Bank shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) each Swingline Lender.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of Discover Bank and the Administrative Agent otherwise consent, provided that no such consent of Discover Bank shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

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(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto as a Lender with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (in addition to any such rights and obligations theretofore held by it as a Lender hereunder), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall not be effective as an assignment hereunder.

(iv) Maintenance of Register. The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the

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assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations.

(i) Participations Generally. Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant to which Discover Bank has consented in writing also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(d) as though it were a Lender.

(ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Discover Bank’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Discover Bank is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or any promissory note of a Borrower hereunder to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

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SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of Discover Bank or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than any Borrower. For the purposes of this Section, “Information” means all information received from any Borrower relating to any Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Borrower; provided that, in the case of information received from such Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE

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SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with said Act.

SECTION 9.14. Waiver of Immunity. To the fullest extent permitted by applicable law, to the extent that any Foreign Subsidiary Borrower may be or become entitled to claim for itself or its property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Foreign Subsidiary Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement.

SECTION 9.15. Judgment Currency. This is an international loan transaction in which the specification of Dollars or an Agreed Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the Currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrowers under this Agreement shall not be discharged or satisfied by an amount paid in another Currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another Currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligations of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder and under the other Loan Documents (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Borrower hereby, as a separate

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obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

ARTICLE X

GUARANTEE

SECTION 10.01. Guarantee.

(a) DFS hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to each Subsidiary Borrower that is a DFS Borrower, and all other amounts from time to time owing to the Lenders or the Administrative Agent by each such DFS Borrower under this Agreement and the other Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “DFS Guaranteed Obligations”). DFS hereby further agrees that if any Subsidiary Borrower that is a DFS Borrower shall fail to pay in full when due (whether by acceleration or otherwise) any of the DFS Guaranteed Obligations, DFS will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the DFS Guaranteed Obligations, the same will be promptly paid in full when due (whether by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b) Discover Bank (for purposes of this Article, together with DFS, the “Guarantors”) hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to each Subsidiary Borrower that is a Subsidiary of Discover Bank, and all other amounts from time to time owing to the Lenders or the Administrative Agent by each Subsidiary Borrower that is a Subsidiary of Discover Bank under this Agreement and the other Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Discover Bank Guaranteed Obligations”). Discover Bank hereby further agrees that if any Subsidiary Borrower that is a Subsidiary of Discover Bank shall fail to pay in full when due (whether by acceleration or otherwise) any of the Discover Bank Guaranteed Obligations, Discover Bank will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Discover Bank Guaranteed Obligations, the same will be promptly paid in full when due (whether by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 10.02. Obligations Unconditional. The obligations of the Guarantors under Section 10.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any Subsidiary Borrower under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein, or any

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substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Article that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by applicable law, the occurrence of any one or more of the following shall not alter or impair the liability of either Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted; or

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

Each Guarantor, to the fullest extent permitted by applicable law, hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Subsidiary Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 10.03. Reinstatement. The obligations of the Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Subsidiary Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 10.04. Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 10.01, whether by subrogation or otherwise, against any Subsidiary Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

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SECTION 10.05. Remedies. Each Guarantor agrees that, to the fullest extent permitted by applicable law, as between such Guarantor on the one hand and the Administrative Agent and the Lenders on the other, the obligations of any Subsidiary Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Subsidiary Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Subsidiary Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 10.01.

SECTION 10.06. Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising until the expiration or termination of the Commitments and payment in full of the principal of and interest on each Loan and all fees and other amounts payable hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DISCOVER FINANCIAL SERVICES

By	/s/ Roy Guthrie
Name:	Roy Guthrie
Title:	Chief Financial Officer

U.S. Federal Tax Identification No.: 36-2517428

DISCOVER BANK

By	/s/ Michael F. Rickert
Name:	Michael F. Rickert
Title:	Vice President, Chief Financial Officer

U.S. Federal Tax Identification No.: 51-0020270

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JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

By	/s/ Dwight Seagren
Name:	Dwight Seagren
Title:	Vice President

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BANK OF AMERICA, N.A.

By	/s/ Lisa Webster
Name:	Lisa Webster
Title:	Vice President

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CITIBANK, N.A.

By	/s/ Michael Mauerstein
Name:	Michael Mauerstein
Title:	Managing Director

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ROYAL BANK OF CANADA

By	/s/ Howard Lee
Name:	Howard Lee
Title:	Authorized Signatory

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THE ROYAL BANK OF SCOTLAND PLC

By:	Greenwich Capital Markets, Inc., as agent for The Royal Bank of Scotland plc

By	/s/ Fergus Smail
Name:	Fergus Smail
Title:	Vice President

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BARCLAYS BANK PLC

By	/s/ Nicholas Bell
Name:	Nicholas Bell
Title:	Director

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THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

By	/s/ Chimie T. Pemba
Name:	Chimie T. Pemba
Title:	Authorized Signatory

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BNP PARIBAS

By	/s/ Marguerite L. Lebon
Name:	Marguerite L. Lebon
Title:	Vice President

By	/s/ Stella McCaffrey
Name:	Stella McCaffrey
Title:	Director

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DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Kathleen Bowers
Name:	Kathleen Bowers
Title:	Director

By	/s/ Melissa A. Curry
Name:	Melissa A. Curry
Title:	Vice President

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MORGAN STANLEY SENIOR FUNDING INC.

By	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Vice President

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WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ Grainne Pergolini
Name:	Grainne Pergolini
Title:	Director

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ABN AMRO BANK N.V.

By	/s/ Michael DeMarco
Name:	Michael DeMarco
Title:	Vice President

By	/s/ Neil R. Stein
Name:	Neil R. Stein
Title:	Director

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MERRILL LYNCH BANK USA

By	/s/ Louis Alder
Name:	Louis Alder
Title:	Director

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WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Michael J. Giese
Name:	Michael J. Giese
Title:	Senior Vice President

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CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By	/s/ Jay Chall
Name:	Jay Chall
Title:	Director

By	/s/ Alain Schmid
Name:	Alain Schmid
Title:	Assistant Vice President

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HSBC BANK USA, N.A.

By	/s/ Vince Clark
Name:	Vince Clark
Title:	Senior Vice President

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LEHMAN COMMERCIAL PAPER INC.

By	/s/ Janine M. Shugan
Name:	Janine M. Shugan
Title:	Authorized Signatory

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SOCIÉTÉ GÉNÉRALE

By	/s/ William Aishton
Name:	William Aishton
Title:	Vice President

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U.S. BANK NATIONAL ASSOCIATION

By	/s/ Jeffrey S. Johnson
Name:	Jeffrey S. Johnson
Title:	Vice President

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UBS LOAN FINANCE LLC

By	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

By	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

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WILLIAM STREET CREDIT CORPORATION

By	/s/ Mark Walton
Name:	Mark Walton
Title:	Assistant Vice President

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THE BANK OF NEW YORK

By	/s/ Christopher M. Thompson
Name:	Christopher M. Thompson
Title:	Vice President

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MELLON BANK N.A.

By	/s/ Thomas Caruso
Name:	Thomas Caruso
Title:	First Vice President

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PNC BANK, NATIONAL ASSOCIATION

By	/s/ Edward J. Chidiac
Name:	Edward J. Chidiac
Title	Managing Director

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